Exhibit 99.1

For Immediate Release:

RENT-A-CENTER, INC.

ANNOUNCES ACQUISITION OF

THE RENTAL STORE, INC.

Addition of Approximately 145 Kiosk Locations to RAC Acceptance Growth Initiative

Update on Strategic Alternatives with respect to Financial Services

Plano, Texas, December 22, 2010 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS: RCII), the nation’s largest rent-to-own operator, announced today the acquisition of The Rental Store, Inc. (“TRS”), a leading provider of consumer lease-purchase financing through third-party retail furniture and electronics retailers, operating approximately 145 kiosk locations.

The Company acquired TRS on a debt free basis, using a portion of the purchase price to pay off all of TRS’ existing debt. The purchase price in the amount of $75.5 million was paid by the Company primarily with cash on hand.

“We are very excited about adding TRS to our RAC Acceptance business which we believe significantly accelerates the expansion of this growth initiative and increases our opportunities for further growth in this area,” commented Mark E. Speese, the Company’s Chairman and Chief Executive Officer.  “In addition, given our track record of successfully integrating acquisitions, we believe this transaction will create additional value for our stockholders, adding approximately $100 million in revenue and $15 million in operating income next year,” continued Mr. Speese.

In connection with this transaction, Rent-A-Center was advised by McColl Partners, LLC and Fulbright & Jaworski, LLP.

The Company also announced today that in connection with the evaluation of its strategic alternatives with respect to its financial services business, it has sold a majority of its customer accounts at approximately 207 financial services store locations. The Company also announced it will close seven financial services store locations in Montana at December 31, 2010, as a result of state law changes enacted in the November general election.  The guidance for fiscal year 2011 previously provided by the Company in its earnings release dated October 25, 2010 included approximately $72 million in revenue and $11 million in operating income attributable to its financial services business.

“As we transition our financial services operations, we are pleased to have additional resources to deploy against the exciting growth initiatives outlined at our Investor Day conference in November,” Mr. Speese added.  “We believe the acquisition of TRS demonstrates our commitment to fully realizing the strategic opportunities available to us today,” Mr. Speese said.

Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 3,000 company-owned stores nationwide and in Canada, Puerto Rico, and Mexico.  The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 200 rent-to-own stores operating under the trade name of “ColorTyme.”

This press release contains forward-looking statements that involve risks and uncertainties.  Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology.  Although the parties believe that the expectations reflected in such forward-looking statements will prove to be correct, the parties can give no assurance that such expectations will prove to have been correct.  The actual future performance of the Company and TRS could differ materially from such statements.  Factors that could cause or contribute to such differences include, but are not limited to: (i) the ability of the Company to successfully integrate TRS’ operations into the Company’s RAC Acceptance business, (ii) the Company’s ability to achieve expected operating synergies resulting from the consolidation of TRS’ operations, (iii) the Company’s ability to enhance the performance of the acquired kiosk locations, (iv) the Company’s ability to retain TRS’ existing dealer agreements, (v) the ability of financial services account purchasers to enter into new and collect on the short term loans purchased from the Company, (vi) the Company’s ability to successfully manage the strategic alternatives process with respect to our financial services business and the results therefrom,  and (vii) the other risks detailed from time to time in the Company’s SEC reports, including but not limited to, the Company’s annual report on Form 10-K for the year ended December 31, 2009 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010, and September 30, 2010. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as required by law, the Company and Rent-Way are not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact for Rent-A-Center, Inc.:

David E. Carpenter

Vice President of Investor Relations

(972) 801-1214

david.carpenter@rentacenter.com